International Silver Inc. Receives Extension on Langtry Property Purchase and Renegotiates Property Purchase Terms

Tucson, Arizona - September 10, 2008 - International Silver Inc. (OTC BB: ISLV) is pleased to announce that the due date for International Silver’s purchase of the Langtry property in the Calico Mining District of San Bernadino County, California has been extended for three months, and that it has successfully re-negotiated the terms of the Langtry property purchase.

Previously, the Langtry property purchase terms provided for an $8.0 million payment for the acquisition of a 100% undivided interest. These acquisition terms have now been modified to provide for an initial $2.0 million payment by December 5, 2008, with the $6.0 million acquisition cost balance to be financed for a 15 year period at an interest rate of 6% to be paid annually.

The Langtry property consists of 20 patented mining claims covering 413.22 acres. From 1969 to 1974, Superior Oil’s Minerals Division drilled 200 rotary holes totaling 80,000 feet to establish a measured mineral resource of 36 million tons containing 76 million ounces of silver, and 7.9% barite. The Langtry property abuts the International Silver owned Leviathan property to the northeast, which is comprised of 60 unpatented mining claims on 1,242 acres and hosts three previously worked silver deposits: the Silverado; the Leviathan; and the Silver Bow mines.

International Silver is an exploration and mine development company whose properties are located in the United States and Mexico. International Silver currently: (a) owns the Leviathan property in the Calico Mining District of San Bernadino, California; (b) holds a purchase agreement for the patented Langtry property which abuts the Leviathan property; and (c) operates its wholly owned Mexican subsidiary, Metales Preciosos S. A. de C. V., which owns adjacent mining properties in Mexico - the El Cumbro, El Cusito and Canada del Oro properties in the Sierra Madre gold belt of southern Sonora state, and the La Moneda precious metals property located near Puerto Libertad on the Gulf of Cortez, also in Sonora. The Company’s operational focus is to identify and establish control positions of silver properties in previously worked North America silver districts and to develop these properties through exploration and permitting to establish reserves that will potentially result in operating silver mines.

Contact: Roy Shipes, Chief Executive Officer - (520) 889-2040

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